Exhibit 99.1

News Release

FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate

Contact	Investors: Maryann Seaman (281) 591-4080

Media: Bruce Bullock (281) 591-4429 Tommy Lyles (281) 591-4419

FMC Technologies Announces Executive Management Succession

Houston, TX, August 17, 2006 — FMC Technologies, Inc. announced today that Joseph H. Netherland will be succeeded by Peter D. Kinnear as Chief Executive Officer effective March 15, 2007. Additionally, Mr. Kinnear will join the Company’s Board of Directors immediately. Mr. Netherland will continue in the role of Chairman of the Board until September 30, 2008.

Mr. Netherland said “Peter has done a tremendous job building our subsea business into a global leader, and we are fortunate to have Peter’s depth of business experience and vision to lead our company in the coming years.”

Mr. Kinnear has been with the FMC Technologies or its predecessor since 1971. He has served in a variety of marketing and operating roles within the Company’s Energy Systems businesses. Mr. Kinnear was named Vice President of Energy Systems in 2000 and Executive Vice President in 2004. In February 2006, he was appointed President and Chief Operating Officer of the corporation. He currently serves as Chairman of the U.S. National Committee of the World Petroleum Council and serves on the boards of Tronox, Inc. (NYSE: TRX), the Petroleum Equipment Suppliers Association, and the Offshore Energy Center.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 10,000 people and operates 32 manufacturing facilities in 17 countries.